EXHIBIT 99.1

Pharma-Bio Serv Announces Full Year Results and Declares a Special Dividend

February 11, 2022

DORADO, PUERTO RICO / ACCESSWIRE / February 11, 2022 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB:PBSV), a regulatory, compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, medical device, cosmetic, food and allied products industries, today announced that revenues for the year ended October 31, 2021 were approximately $20.1 million, a decrease of approximately $1.4 million when compared to last year.

Net loss for the year ended October 31, 2021 was approximately $2.1 million, a decrease in earnings of approximately $4.1 million when compared to last year,  due primarily to a customer account receivable loss provision of approximately $5.2 million, offset by the forgiveness of approximately $1.9 million of PPP loans.  Adjusted net income*  for the year ended October 31, 2021 was approximately $1.2 million, a decrease of approximately $0.8 million when compared to last year.  Adjusted net income for the year ended October 31, 2021 includes adjustments for the customer account receivable provision  and the PPP loan forgiveness described above.  While the Company took a full reserve for this customer’s account receivable, the Company continues to monitor this account and actively seeks full payment from this customer.

The Company also reported today that the Board of Directors approved a Special Dividend of $0.075 per share for shareholders.  The Special Dividend will be payable on or about March 15, 2022 to shareholders of record at the close of business on February 25, 2022.

“We continue executing our strategy by focusing our new business efforts on the continental US and European markets. This strategy together with our client’s feedback to the Regulatory and Compliance Advisory Board allows us to provide  our clients with outstanding, market proven regulatory and compliance solutions.  Furthermore, we remain focused on value-added  M&A opportunities to further the Company’s  non-organic growth strategy", stated Mr. Sanchez, Chief Executive Officer of the Company.

*  Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial measures.

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About Pharma-Bio Serv, Inc.

Pharma-Bio Serv services the Puerto Rico, United States, Europe and Latin America markets. Pharma-Bio Serv's core business is FDA and international agencies regulatory compliance consulting related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission, we provide reconciliations of adjusted net income, the non-GAAP financial measure contained in this release, to the most directly comparable measure under GAAP, which reconciliations are set forth in the financial tables attached to this release.

Adjusted net income, a non-GAAP financial measure, for the year ended October 31, 2021 and October 31, 2020 facilitates analysis of our ongoing business operations because it excludes items that may not be reflective of, or unrelated to, the Company’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses.  Other companies may calculate non-GAAP financial measures differently, and therefore our measure may not be comparable to similarly titled measures of other companies.  This non-GAAP financial measure should only be used as supplemental measures of our operating performance.

Adjusted net income includes adjustments for a customer account receivable provision and PPP loans forgiveness as set forth in the attached tables.  Management uses adjusted net income in making financial, operating and planning decisions and evaluating the Company’s ongoing performance.

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Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this earnings announcement. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this earnings announcement, forward-looking statements are inherently subject to significant business risks, economic uncertainties, and competitive uncertainties, and other factors, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2021, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta
Chief Financial Officer
787 278 2709

SOURCE: Pharma-Bio Serv, Inc.

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Pharma-Bio Serv, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(In millions)

	Years ended October 31,
	2021	2020
Reconciliation of Net Income (Loss) to Adjusted Net Income:
Net Income (Loss)	$(2.1)	$2.0

Adjustments to Net Income (Loss):
Customer account receivable provision	5.2	-

PPP Loans Forgiveness	(1.9)	-

Total Net Adjustments to Net Income (Loss)	3.3	-

Adjusted Net Income (1)	$1.2	$2.0

(1)	See the “Non-GAAP Financial Measurers” section of the release.

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